Ironwood Pharmaceuticals, Inc.
Amended and Restated 2019 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Name of Participant:
Grant Number:
Date of Grant:
Plan:	Amended and Restated 2019 Equity Incentive Plan

Total Number of Restricted Stock Units Subject to this Award (the “Restricted Stock Units”):
Vesting Commencement Date:
Vest Dates:

This agreement (this “Restricted Stock Unit Award Agreement”), including any additional terms and conditions for the Participant’s country set forth in the appendix attached hereto (the “Appendix” and together with the Restricted Stock Unit Award Agreement, the “Agreement”), evidences an award (the “Award”) of restricted stock units granted by Ironwood Pharmaceuticals, Inc. (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Ironwood Pharmaceuticals, Inc. Amended and Restated 2019 Equity Incentive Plan (as amended from time to time, the “Plan”).  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.Grant of Restricted Stock Unit Award.  The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of restricted stock units (the “Restricted Stock Units”) set forth above giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each Restricted Stock Unit forming part of the Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
2.Vesting; Cessation of Employment.
(a)Vesting.  The term “vest” as used herein with respect to any Restricted Stock Units means the lapsing of the restrictions described below with respect to such units, entitling the Participant to have Shares delivered with respect to such units.  Unless earlier terminated, forfeited, relinquished or expired, the Restricted Stock Units will vest as provided above, subject to the Participant remaining in continuous Employment from the Date of Grant through such vesting date.

Notwithstanding the foregoing, in the event that the Participant’s Employment is terminated due to the Participant’s death, any portion of the Restricted Stock Units, to the extent then outstanding, that is not vested as of such date will accelerate and vest in full as of such date.

(b)Cessation of Employment.  Except as expressly provided for in a written agreement between the Participant and the Company that is in effect at the time of the Participant’s termination of Employment, automatically and immediately upon the cessation of the Participant’s Employment the unvested portion of this Award will terminate and be forfeited for no consideration.
3.Delivery of Shares.  Subject to Section 4 below, the Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than 30 days following the date on which such Restricted Stock Units vest), effect delivery of the Shares with respect to such vested Restricted Stock Units to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.
4.Forfeiture; Recovery of Compensation.
(a)The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan.
(b)By accepting, or being deemed to have accepted, this Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of this Award, under this Award, including the right to any Shares acquired under this Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  Nothing in the preceding sentence may be construed as limiting the general application of Section 10 of this Agreement.
5.Dividends; Other Rights.  This Award may not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any subsidiary prior to the date on which the Company delivers Shares to the Participant.  The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which any such Share is delivered to the Participant hereunder.  The Participant will have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.
6.Nontransferability.  This Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
7.Taxes; Sell to Cover.
(a)To the extent the Participant is an Employee, the Participant expressly acknowledges that the vesting or settlement of the Restricted Stock Units acquired hereunder may give rise to “wages” subject to withholding.  No Shares will be delivered pursuant to this Award unless and until the Participant has remitted to the Company an amount sufficient to satisfy all taxes required to be withheld in connection with such vesting or settlement.  The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the

Participant, but nothing in this sentence may be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 7.
(i)To the extent the Participant is an Employee, by accepting this Award, the Participant hereby acknowledges and agrees that he or she shall be required to sell Shares issued on settlement of the Award and to allow the Agent (as defined below) to remit the cash proceeds of such sale to the Company (“Sell to Cover”) to satisfy the withholding obligations relating to the Award (the “Withholding Obligation”).
(ii)If the Withholding Obligation is satisfied through a Sell to Cover, the Participant hereby irrevocably appoints E*Trade, or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select, as the Participant’s agent (the “Agent”), and the Participant authorizes and directs the Agent to (A) sell on the open market at the then-prevailing market price(s), on the Participant’s behalf, as soon as practicable on or after the date on which the Shares are delivered to the Participant pursuant to Section 3 in connection with the vesting of the Restricted Stock Units, the number (rounded up to the nearest whole number) of Shares sufficient to cover (x) the satisfaction of the Withholding Obligation arising from the vesting of the Restricted Stock Units and the related issuance and delivery of Shares to the Participant and (y) all applicable fees and commissions due, or required to be collected by, the Agent with respect thereto; (B) remit directly to the Company the proceeds from the sale of the Shares referred to in clause (A) above necessary to satisfy the Withholding Obligation; (C) retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of the Shares referred to in clause (A) above; and (D) maintain any remaining funds from the sale of the Shares referred to in clause (A) above in the Participant’s account with the Agent. The Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold to satisfy the Participant’s obligations hereunder and to otherwise effect the purpose and intent of this Agreement and satisfy the rights and obligations hereunder.
(iii)The Participant acknowledges that the Agent is under no obligation to arrange for the sale of Shares at any particular price under a Sell to Cover and that the Agent may affect sales under any Sell to Cover in one or more sales and that the average price for executions resulting from bunched orders may be assigned to the Participant’s account. The Participant further acknowledges that he or she will be responsible for all brokerage fees and other costs of sale associated with any Sell to Cover or transaction contemplated by this Section 7 and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, the Participant acknowledges that it may not be possible to sell Shares as provided for in this Section 7 due to various circumstances.  If it is not possible to sell Shares in a Sell to Cover, the Company will assist the Participant in determining alternatives available to the Participant.  In the event of the Agent’s inability to sell Shares, the Participant will continue to be responsible for the timely payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be paid or withheld with respect to the Restricted Stock Units or the Award.  In such event, or in the event that the Company determines that the cash proceeds from a Sell to Cover are insufficient to meet the Withholding Obligation, the Participant authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving the Participant of any liability for satisfying his or her obligations under the preceding provisions of this Section 7.
(iv)The Participant hereby agrees to execute and deliver to the Agent or the Company any other agreements or documents as the Agent or the Company reasonably deem necessary or appropriate to carry out the purposes and intent of this Agreement, including without limitation, any agreement intended to ensure the Sell to Cover and the corresponding authorization and instruction to the Agent set forth in this Section 7 to sell Common Stock to satisfy the Withholding Obligation comply with the requirements of Rule 10b5-1(c) under the Exchange Act. The Agent is a third-party beneficiary of this Section 7.
(v)The Participant’s election to Sell to Cover to satisfy the Withholding Obligation is irrevocable. Upon acceptance of the Award, the Participant has elected to Sell to Cover to satisfy the Withholding Obligation, and the Participant acknowledges that he or she may not change this election at any time in the future.
(vi)In no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
(b)To the extent the Participant is not an Employee, the Participant is responsible for satisfying and paying all taxes arising from or due in connection with the Award, or the delivery of Shares pursuant to the Award.  The Company will have no liability or obligation related to the foregoing.
8.Effect on Employment.  Neither the grant of this Award, nor the issuance of Shares upon the vesting of this Award, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time. The Participant acknowledges and agrees that the grant of the Award is of a one-time, exceptional nature and is limited by the terms set forth herein and, except to the extent required by applicable law, shall not be considered as part of the Participant’s employment compensation, wages, entitlements or other compensation or benefits for any purpose. Eligibility for Awards under the Plan is determined by the Administrator in its sole discretion and eligibility for, or receipt of, an Award in a certain fiscal year does not imply or guarantee entitlement to an Award in any future fiscal years. The receipt of the Award does not create a right for the Participant to obtain further awards under the Plan or any other plans that may be implemented by the Company or any of its affiliates.
9.Appendix.  Notwithstanding any provision of this Restricted Stock Unit Award Agreement, if the Participant resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the Restricted Stock Units shall be subject to the additional terms and conditions set forth in Appendix A for the Participant’s country, if any.  Moreover, if the Participant relocates to one of the countries included in the Appendix during the term of the Restricted Stock Units, the terms and conditions for such country shall apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix forms part of this Agreement.
10.Provisions of the Plan.  This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Date of Grant has been furnished to the Participant.  By accepting, or being deemed to have accepted, all or any portion of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
11.Form S-8 Prospectus.  The Participant acknowledges that the Participant has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued under the Plan.
12.Jurisdiction.  By accepting (or being deemed to have accepted) the Award, the Participant agrees to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or this Agreement; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or this Agreement, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or this Agreement or the subject matter thereof may not be enforced in or by such court.
13.Acknowledgements.  The Participant acknowledges and agrees that (a) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (b) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (c) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

IRONWOOD PHARMACEUTICALS, INC.

By: /s/ Thomas McCourt
Name: Thomas McCourt
Title: Chief Executive Officer

Agreed and Accepted:

By_______________________________

[Participant’s Name]

Signature Page to Restricted Stock Unit Award Agreement

Appendix A

Ironwood Pharmaceuticals, Inc.
Amended and Restated 2019 Equity Incentive Plan

Restricted Stock Unit Award Agreement

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or in the Restricted Stock Unit Award Agreement.

TERMS AND CONDITIONS

This Appendix forms part of the Agreement and includes additional terms and conditions that govern the Award granted to you under the Plan if you reside and/or work in one of the jurisdictions listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or in the Restricted Stock Unit Award Agreement.

If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the Award, the Company shall, in its discretion, determine to what extent the additional terms and conditions contained herein shall be applicable to you.

NOTIFICATIONS

This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of July 2023. Such laws are often complex and change frequently. As a result, you should not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the Restricted Share Units, acquire Shares, or sell Shares acquired under the Plan.

In addition, the information contained below is general in nature and may not apply to your particular situation. You should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the Award, the notifications herein may not apply to you in the same manner.

DATA PRIVACY AND DATA PROTECTION

1.Data Collection and Processing. The Company and its affiliates collect, disclose, maintain, and use (collectively, “Process”) personally-identifiable information or personal data about the Participant including the Participant’s home address, work address, personal email address, work email address, personal telephone number, work telephone number, date of birth, social security, passport or other identification number, salary and related compensation information, citizenship, job title, any shares or directorships held in the Company, and details of all Restricted Stock Units or any other equity awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor (collectively, “Data”), which the Company and its affiliates generate themselves, receive from the Participant directly or from third parties about the Participant for purposes of allocating Restricted Stock Units and implementing, administering and managing the Plan.
2.The Company and its affiliates Process the Participant’s Data for the Company’s and affiliates’ legitimate business purposes in relation to the Plan, administering employee equity awards and as further reasonably necessary for all purposes relating to the operation and performance of the Plan. These purposes may also include: (i) administering and maintaining Participant’s records which include Participant’s Data; (ii) providing the services described in the Plan and the contractual obligations under the terms of this Agreement; (iii) providing information to future purchasers or merger partners of the Company or any affiliate, or the business in which the Participant works; and (iv) responding to public authorities, court orders and legal investigations, as applicable.
3.Data Sharing. The Company and its affiliates may share the Participant’s Data with third parties, including in particular (i) affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators, (vi) service providers retained by the Company or any affiliate, or (vii) regulators and others, as required by applicable law.

The Company is contracted with E*TRADE Securities LLC (including any of its affiliates and successors) (collectively, “E*TRADE”), an independent service provider based in the United States, who assists the Company with the implementation, administration and management of the Plan. The Company retains the right to select a different service provider and share the Participant’s Data with another company that serves in a similar manner.

E*TRADE will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree to separate data privacy and data protection terms for the data processing practices of E*TRADE which is a condition to the Participant’s ability to participate in the Plan.

4.Data Transfers. If necessary, the Company and any affiliates may transfer Participant’s Data to any of the parties mentioned above in any country or territory in the world that may not provide the same level of protection for the Data as Participant’s home country. Any transfer of the Participant’s Data from Switzerland or a country within the European Union (“EU”) or the European Economic Area to a third country is subject to appropriate safeguards in the form of

EU standard contractual clauses or applicable derogations/exceptions provided for under applicable law.
5.Data Retention. The Company and its affiliates will keep Participant’s Data for as long as necessary to: operate the Plan, comply with the terms of this Agreement, comply with any legal or regulatory requirements, exercise or use in defense of Company’s legal rights, and archiving, back-up and deletion processes. This means the Company and its affiliates may retain Participant’s Data after the Participant’s employment relationship has terminated. When the Company no longer needs Participant’s Data, the Company and its affiliates will remove it from its systems to the fullest extent practicable. If the Company or its affiliates keeps the Participant’s Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
6.Participant’s Rights. To the extent provided by applicable law, Participant has the right to:
(a)Request access to and obtain a copy of your Participant’s Data.
(b)Request rectification (or correction) of Participant’s Data that is inaccurate.
(c)Request erasure (or deletion) of Participant’s Data that is no longer necessary to fulfill the purposes for which it was collected, or does not need to be retained by the Company or any of its affiliates for other legitimate purposes.
(d)Restrict or object to the processing of Participant’s Data.
(e)If applicable, request Participant’s Data be ported (transferred) to another company.

Subject to applicable law, application of the above rights may vary depending on the type of Data involved, and the Company’s or its affiliates’ particular basis for Processing the Data.

To make a request to exercise one of the above rights, the Participant may contact Company’s Data Protection Officer at privacy@ironwoodpharma.com. The Company will consider and act upon any requests in accordance with the applicable law. The Company or its affiliates may request specific information from Participant to enable it to confirm Participant’s identity and right to access, as well as to search for and provide Participant with the Data held about Participant by Company or its affiliates.

7.Additional Privacy Practices Information. Further details pertaining to the Processing of Participant’s Data by the Company or its affiliates may be included in privacy policies and similar documents, as may be published or otherwise updated by Company and made available by Company or any of its affiliates from time to time.

SWITZERLAND

For the avoidance of doubt, the term “taxes” shall include all applicable social security contributions.

For the purposes of the Swiss Federal Act on Data Protection and its implementing ordinances as amended from time to time (“FADP”):

●	The data controller within the meaning of the FADP is Ironwood Pharmaceuticals, Inc., Attn: Head of Legal, 100 Summer Street, Suite 2300, Boston, MA 02110, +1-617-621-7722; privacy@ironwoodpharma.com; and
●	Participant has the right to lodge a complaint with the Swiss Federal Data Protection and Information Commissioner (http://www.edoeb.admin.ch).